                                                                    Exhibit 99.1

                          Independent Auditors' Report

The Board of Directors
SBU Bank:


We have audited the accompanying consolidated statements of condition of SBU Bank (formerly known as The Savings Bank of Utica) and subsidiaries (the "Bank") as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The accompanying consolidated financial statements for the year ended December 31, 1999, were audited by other auditors whose report thereon dated February 18, 2000, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2001 and 2000 consolidated financial statements referred to above present fairly, in all material respects, the financial position of SBU Bank and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP

Albany, New York
March 8, 2002

                        Report of Independent Accountants

The Board of Directors
SBU Bank

In our opinion, the consolidated statements of income, of changes in equity and of cash flows for the year ended December 31, 1999 present fairly, in all material respects, the results of operations and cash flows of SBU Bank (formerly known as The Savings Bank of Utica) and subsidiaries for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Syracuse, New York
February 18, 2000

                                       -1a-

SBU Bank and Subsidiaries

Consolidated Statements of Condition
December 31, 2001 and 2000
-------------------------------------------------------------------------------



                                                                      2001             2000
                                                                  -------------    -------------
Assets                                                                   (In thousands)
Cash and due from banks                                           $      19,957    $      16,245
Federal funds sold                                                       12,100              700
                                                                  -------------    -------------
     Cash and cash equivalents                                           32,057           16,945
                                                                  -------------    -------------
Securities available-for-sale, at fair value                            296,302          168,709
Securities held-to-maturity (fair value of $1,384 and
   $169,438 at December 31, 2001
   and 2000, respectively)                                                1,383          167,772
Federal Home Loan Bank of New York ("FHLB") stock                        11,350            7,740
Loans receivable                                                        604,205          611,774
Less: Allowance for loan losses                                          (7,934)          (7,564)
                                                                  -------------    -------------
          Net loans                                                     596,271          604,210
                                                                  -------------    -------------
Premises and equipment, net                                              11,751           16,947
Land and buildings held for sale                                          3,551                -
Accrued interest receivable                                               4,537            5,785
Bank-owned life insurance                                                21,534           21,455
Other assets                                                              4,669            7,781
                                                                  -------------    -------------
          Total Assets                                            $     983,405    $   1,017,344
                                                                  =============    =============

Liabilities and Equity
Liabilities:

   Deposits:
      Non-interest bearing                                        $      36,595    $      36,919
      Interest bearing                                                  568,374          604,047
                                                                  -------------    -------------
          Total deposits                                                609,969          640,966
   Borrowings                                                           256,452          266,118
   Mortgagors' escrow funds                                               5,741            5,781
   Other liabilities                                                     16,095           14,568
                                                                  -------------    -------------
          Total liabilities                                             883,257          927,433
                                                                  -------------    -------------
Commitments and contingencies (Note 11)
Equity:
   Surplus fund                                                          17,124           17,124
   Undivided profits                                                     79,249           72,608
   Accumulated other comprehensive income                                 3,775              179
                                                                  -------------    -------------
          Total equity                                                  100,148           89,911
                                                                  -------------    -------------
          Total Liabilities and Equity                            $     983,405    $   1,017,344
                                                                  =============    =============

          See accompanying notes to consolidated financial statements.

SBU Bank and Subsidiaries

Consolidated Statements of Income
Years Ended December 31, 2001, 2000 and 1999
-------------------------------------------------------------------------------


                                                             2001       2000       1999
                                                           --------   --------   --------
Interest income:                                                   (In thousands)
   Loans                                                   $ 47,904   $ 47,706   $ 46,529
   Federal funds sold and interest-bearing deposits             274         87         71
   Securities                                                20,351     23,468     20,283
                                                           --------   --------   --------
        Total interest income                                68,529     71,261     66,883
                                                           --------   --------   --------
Interest expense:
   Deposits:
     Savings accounts                                         1,988      3,479      3,621
     Money market accounts                                    3,618      4,578      4,145
     Time accounts                                           17,921     18,304     16,135
     NOW accounts                                               549        751        729
                                                           --------   --------   --------
                                                             24,076     27,112     24,630
                                                           --------   --------   --------
Borrowings:
   Repurchase agreements                                      2,862      7,362      3,636
   FHLB advances                                             11,771      8,334      6,590
   Mortgagors' escrow funds                                     153        164        166
                                                           --------   --------   --------
                                                             14,786     15,860     10,392
                                                           --------   --------   --------

   Total interest expense                                    38,862     42,972     35,022
                                                           --------   --------   --------
   Net interest income                                       29,667     28,289     31,861
Provision for loan losses                                     1,672      1,097         --
                                                           --------   --------   --------
   Net interest income after provision for loan losses       27,995     27,192     31,861
                                                           --------   --------   --------

Non-interest income:
   Service fees                                               3,977      4,082      4,020
   Income from bank-owned life insurance                      2,030      1,277        178
   Net gain on sale of securities available-for-sale            266         --         --
   Other income                                                 860      1,463      1,415
                                                           --------   --------   --------
     Total non-interest income                                7,133      6,822      5,613
                                                           --------   --------   --------

Non-interest expense:
   Salaries and employee benefits                            12,537     13,340     14,452
   Occupancy and equipment expense                            3,020      3,010      2,785
   Writedown of land and buildings held for sale              1,539         --         --
   Marketing expense                                            918      1,174      1,340
   Professional services                                      1,651      1,956      2,157
   Technology expense                                         2,450      2,688      2,506
   Other expense                                              4,043      3,888      4,507
                                                           --------   --------   --------
     Total non-interest expense                              26,158     26,056     27,747
                                                           --------   --------   --------
     Income before income tax expense                         8,970      7,958      9,727
   Income tax expense                                         2,329      2,547      3,601
                                                           --------   --------   --------
     Net income                                            $  6,641   $  5,411   $  6,126
                                                           ========   ========   ========

          See accompanying notes to consolidated financial statements.

SBU Bank and Subsidiaries

Consolidated Statements of Changes in Equity
Years Ended December 31, 2001, 2000 and 1999
-------------------------------------------------------------------------------


                                                                                         Accumulated
                                                                                           Other
                                              Surplus       Undivided   Comprehensive   Comprehensive
                                               Fund          Profits        Income      Income (Loss)       Total
                                            ----------      ----------  -------------   --------------   ------------
                                                                            (In thousands)
Balance at December 31, 1998                $   17,124      $  61,071                    $      1,126    $    79,321
Net income                                           -          6,126   $     6,126                 -          6,126
Other comprehensive loss before tax:
   Increase in unrealized holding losses
     arising during the period                       -              -        (6,371)                -              -
Income tax benefit                                   -              -         2,548                 -              -
                                            ----------      ---------   -----------      ------------    -----------
Other comprehensive loss, net of tax                 -              -        (3,823)           (3,823)        (3,823)
                                            ----------      ---------   -----------      ------------    -----------
Comprehensive income                                                    $     2,303
                                                                        ===========
Balance at December 31, 1999                $   17,124      $  67,197                    $     (2,697)     $  81,624

Net income                                           -          5,411   $     5,411                 -          5,411
Other comprehensive income before tax:
   Increase in unrealized holding gains
     arising during the period                       -              -         4,793                 -              -
Income tax expense                                   -              -        (1,917)                -              -
                                            ----------      ---------   -----------      ------------     ----------
Other comprehensive income, net of tax               -              -         2,876             2,876          2,876
                                            ----------      ---------   -----------      ------------     ----------
Comprehensive income                                 -              -   $     8,287
                                                                        ===========
Balance at December 31, 2000                $   17,124      $  72,608                    $        179    $    89,911

Net income                                                      6,641   $     6,641                 -          6,641
Other comprehensive income before tax:
   Increase in unrealized holding gains
     arising during the period                       -              -         6,259                 -              -
   Reclassification adjustment for net
     gains on sales of available-for-sale
     securities realized in net income               -              -          (266)                -              -
                                            ----------      ---------   -----------      ------------     ----------
Other comprehensive income before tax                                         5,993
Income tax expense                                   -              -        (2,397)                -              -
                                            ----------      ---------   -----------      ------------     ----------
Other comprehensive income, net of tax               -              -        (3,596)            3,596          3,596
                                            ----------      ---------   -----------      ------------     ----------
Comprehensive income                                                    $    10,237
                                                                        ===========
Balance at December 31, 2001                $   17,124      $  79,249                    $      3,775     $  100,148
                                            ==========      =========                    ============     ==========

          See accompanying notes to consolidated financial statements.

SBU Bank and Subsidiaries

Consolidated Statements of Cash Flows
Years Ended December 31, 2001, 2000 and 1999
-------------------------------------------------------------------------------


                                                                 2001          2000           1999
                                                              ----------    ----------     ---------
                                                                           (In thousands)
Operating activities:
  Net income                                                  $    6,641    $    5,411     $   6,126
  Adjustments to reconcile net income
   to net cash provided by operating activities:
    Provision for loan losses                                      1,672         1,097             -
    Depreciation and amortization                                  2,512         2,647         2,579
    Income from bank-owned life insurance                         (2,030)       (1,277)         (178)
    Deferred tax (benefit) expense                                (1,373)          625           186
    Net discount accretion on securities                            (504)         (318)         (264)
    Gain on sale of other real estate owned, net                    (151)          (92)         (533)
    Gains on sale of mortgage loans, net                            (262)         (165)          (33)
    Writedown of buildings held for sale                           1,539             -             -
    Loss on disposal of equipment                                     71           103            40
    Net gains on sale of securities available-for-sale              (266)            -             -
    Decrease (increase) in accrued interest receivable             1,248          (584)          397
    Net change in other assets and other liabilities               3,608          (435)        9,058
                                                              ----------    ----------     ---------
      Net cash provided by operating activities                   12,705         7,012        17,378
                                                              ----------    ----------     ---------

Investing activities:
  Purchases of securities held-to-maturity                          (556)      (26,120)      (49,396)
  Proceeds from redemptions, maturities and principal
   collected on securities held-to-maturity                          455        12,982        33,297
  Purchases of securities available-for-sale                     (41,527)      (19,918)      (42,138)
  Proceeds from redemptions, maturities and principal
   collected on securities available-for-sale                     59,186        15,455        22,121
  Proceeds from sales of securities available-for-sale            28,001             -             -
  Purchases of FHLB stock                                         (5,020)         (345)       (2,538)
  Redemptions of FHLB stock                                        1,410             -             -
  Purchase of bank-owned life insurance                                -             -       (20,000)
  Proceeds from bank-owned life insurance                          1,951             -             -
  Net loans made to customers                                    (14,919)      (56,453)      (40,535)
  Proceeds from sales of mortgage loans                           21,118        19,931        16,494
  Purchases of premises and equipment                             (2,477)       (1,991)       (1,977)
  Proceeds from sales of other real estate owned                     488           329         2,725
                                                              ----------    ----------     ---------
      Net cash provided by (used in) investing activities         48,110       (56,130)      (81,947)
                                                              ----------    ----------     ---------

          See accompanying notes to consolidated financial statements.

                                   (Continued)

SBU Bank and Subsidiaries

Years Ended December 31, 2001, 2000 and 1999
---------------------------------------------------------------------------

                                                                           2001        2000          1999
                                                                        ---------    ---------     --------
Financing activities:                                                              (In thousands)
     Net increase (decrease) in demand deposits,
       savings accounts and money market accounts                       $   2,202    $ (19,479)    $ (7,970)
     Net (decrease) increase in time accounts                             (38,199)      24,145        2,918
     Net (decrease) increase in mortgagors' escrow funds                      (40)          26          835
     Net (decrease) increase in borrowings                                 (9,666)      31,519       79,038
                                                                        ---------    ---------     --------

               Net cash (used in) provided by financing activities        (45,703)      36,211       74,821
                                                                        ---------    ---------     --------

               Net increase (decrease) in cash and cash equivalents        15,112      (12,907)      10,252

Cash and cash equivalents at beginning of year                             16,945       29,852       19,600
                                                                        ---------    ---------     --------

Cash and cash equivalents at end of year                                $  32,057    $  16,945     $ 29,852
                                                                        =========    =========     ========

Supplemental disclosures:
   Cash paid during the year for:
        Interest on deposits and borrowings                             $  40,013    $  41,784     $ 34,384
        Income taxes                                                    $   2,520    $   2,287     $  3,199

   Non-cash investing and financing activity:
        Transfer of loans to other real estate owned                    $     330    $     267     $  1,266
        Transfer of loans to securities                                 $       -    $       -     $  5,252
        Transfer of securities from held-to-maturity to
          available-for-sale upon adoption of SFAS No. 133
          (fair value of $168,156 on date of transfer)                  $ 166,490    $       -     $      -
        Transfer of premises and equipment to land and
          buildings held for sale                                       $   5,218    $       -     $      -


          See accompanying notes to consolidated financial statements.

SBU Bank and Subsidiaries

Notes to Consolidated Financial Statements

-------------------------------------------------------------------------------


1.   Summary of Significant Accounting Policies

     Nature of Operations

     Effective February 8, 2002, SBU Bank (formerly known as The Savings Bank of Utica) (the "Bank") was chartered by the Office of Thrift Supervision as a mutual institution. Prior to February 8, 2002, the Bank was a New York State-chartered mutual savings bank. The Bank provides retail and commercial banking services to individual and business customers in Oneida and surrounding counties in New York State. The Bank has two active wholly-owned subsidiaries: 233 Genesee Street Corp., which operates certain cash management, investment, and treasury functions for the Bank, and SBU Investment Services, which provides financial services, such as annuity and mutual fund sales to the Bank's customers. As discussed in Note 14, the Bank's Board of Directors adopted a Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan, pursuant to which the Bank will convert from mutual stock form of ownership under a two-tier mutual holding company structure and shares of common stock will be sold in an initial public offering.

     Principles of Consolidation

     The consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents

     Cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits (with an original maturity of three months or less) and federal funds sold. Generally, federal funds are sold for one-day periods.

     Securities

     The Bank classifies its securities as held-to-maturity or available-for-sale. Held-to-maturity securities are those for which the Bank has the positive intent and ability to hold to maturity, and are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. Securities not classified as held-to-maturity are classified as available-for-sale and reported at fair value, with net unrealized gains and losses reflected as a separate component of equity, net of taxes. None of the Bank's securities have been classified as trading securities.

     Purchases and sales of securities are recorded as of the trade date. Premiums and discounts on securities are amortized and accreted, respectively, on a systematic basis over the period to maturity, estimated life, or earliest call date of the related security. Gains and losses on securities sold are computed based on specific identification.

     Federal Home Loan Bank of New York Stock

     As a member of the Federal Home Loan Bank of New York ("FHLB"), the Bank is required to hold stock in the FHLB. FHLB stock is carried at cost since there is no readily available market value. The stock cannot be sold, but can be redeemed by the FHLB at cost.

SBU Bank and Subsidiaries

Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------


1.   Summary of Significant Accounting Policies (Continued)

     Securities Sold Under Agreements to Repurchase

     The Bank enters into sales of securities under agreements to repurchase ("repurchase agreements"). The Bank transfers the underlying securities to a third party custodian's account that explicitly recognizes the Bank's interest in the securities. Provided the Bank maintains effective control over the transferred securities, repurchase agreements are accounted for as borrowings, and the obligations to repurchase securities sold are reflected as a liability in the statement of condition. The securities underlying the agreements continue to be carried in the Bank's securities portfolio.

     Loans

     Loans are reported at their outstanding principal balance net of charge-offs, the allowance for loan losses, net deferred loan fees and costs on originated loans, and unamortized premiums or discounts on purchased loans.

     Nonrefundable loan origination fees and related direct costs are netted, and the net amount is deferred and amortized over the contractual life of the loan using the interest method, which results in a constant effective yield over the loan term.

     Allowance for Loan Losses

     The allowance for loan losses is periodically evaluated by the Bank in order to maintain the allowance at a level which represents management's estimate of all known and inherent losses in the loan portfolio at the statement of condition date. Management's evaluation of the allowance is based on the Bank's past loan loss experience, known and inherent losses in the loan portfolio, adverse circumstances that may affect the ability of the borrower to repay, the estimated value of collateral, and an analysis of the levels and trends of delinquencies, charge-offs, and the risk ratings of the various loan categories. Such factors as the level and trend of interest rates and the condition of the national and local economies are also considered.

     The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

     A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Smaller balance, homogeneous loans which are collectively evaluated for impairment, such as residential real estate and consumer loans, as well as commercial real estate and commercial loans less than $250,000, are specifically excluded from the classification of impaired loans. Impairment is measured based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of collateral. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable.

     Income Recognition on Impaired and Nonaccrual Loans

     Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-collateralized and in the process of collection. If a loan or a portion of a loan is internally classified as doubtful or is partially charged-off, the loan is classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

SBU Bank and Subsidiaries

Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------


1.   Summary of Significant Accounting Policies (Continued)

     Income Recognition on Impaired and Nonaccrual Loans (Continued)

     Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms of the loan.

     While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is uncertain, any payments received are generally used to reduce the principal balance. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged-off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Interest collections in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

     Loan Sales and Mortgage Servicing Rights

     The Bank sells certain residential real estate loans in the secondary market. The Bank may retain the right to service the loan, or may sell the loan servicing released. The Bank makes the determination of whether or not to identify a loan as held for sale at the time the application is received from the borrower. Loans held for sale are regularly evaluated on an aggregate basis to determine if fair value is less than carrying value. If necessary, a valuation allowance is recorded by a charge to income for unrealized losses attributable to changes in market interest rates. Gains and losses on the disposition of loans held for sale are determined on the specific identification method. As the amounts were not considered material at December 31, 2001 or 2000, loans held for sale were classified with loans receivable on the consolidated statements of condition at both dates. There was no valuation allowance necessary at December 31, 2001 or 2000.

     Originated mortgage servicing rights are recorded at their fair value at the time a loan is sold and servicing rights are retained. Originated mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income. The Bank uses a valuation model that calculates the present value of future cash flows to determine the fair value of servicing rights. In using this valuation method, the Bank incorporates assumptions that market participants would use in estimating future net servicing income, which include estimates of the cost of servicing per loan, the discount rate, float value, an inflation rate, ancillary income per loan and prepayment speeds. The carrying value of originated mortgage servicing rights is periodically evaluated for impairment using current market assumptions. At December 31, 2001 and 2000, mortgage servicing rights, included in other assets, amounted to approximately $178,000 and $290,000, respectively.

     Purchased mortgage servicing rights are capitalized and amortized on a straight-line basis over the estimated period of net servicing income (6 to 10 years).

     Loans serviced for others are not included in the accompanying consolidated statements of condition. The unpaid principal balances of loans serviced for others was approximately $212.6 million, $232.6 million, and $242.5 million at December 31, 2001, 2000 and 1999, respectively.

     Custodial escrow balances included in demand deposits were approximately $4.0 million and $4.6 million at December 31, 2001 and 2000 respectively.

     Premises and Equipment

     Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is generally computed by the straight-line method over the estimated useful life of each type of asset (generally 5 to 40 years for buildings and 3 to 5 years for furniture and equipment). Leasehold improvements are stated at cost less an allowance for amortization, which is computed by the straight-line method over the shorter of the term of the related lease or the estimated useful life of the asset. Maintenance and repairs are charged to operating expense as incurred.

SBU Bank and Subsidiaries

Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------

1.   Summary of Significant Accounting Policies (Continued)

     Surplus Fund and Undivided Profits

     The surplus fund primarily represents accumulated mandatory transfers from undivided profits required by New York State banking regulations. Such mandatory transfers are computed at 10% of "net earnings", as defined, and are required in each year so long as the equity of the Bank is less than 10% of the amount due depositors. The surplus fund is subject to certain restrictions.

     Undivided profits represent accumulated undistributed net earnings of the Bank and its subsidiaries which have not been allocated to the surplus fund and are not restricted as to use under New York State banking regulations.

     Income Taxes

     Provisions for income taxes are based on taxes currently payable or refundable, and deferred taxes which are based on temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are reported in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled.

     Deferred tax assets are recognized subject to management's judgement that those assets will more likely than not be realized. A valuation allowance is recognized if, based on an analysis of available evidence, management believes that all or a portion of the deferred tax assets will not be realized. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense.

     Derivative Financial Instruments and Hedging Activities

     Derivative instruments utilized by the Bank have included interest rate floor and cap agreements. The Bank is an end-user of derivative instruments and does not conduct trading activities for derivatives.

     The Bank adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective January 1, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of condition and measure those instruments at fair value. Changes in the fair value of the derivative financial instruments are reported in either net income or as a component of other comprehensive income, depending on the use of the derivative and whether or not it qualifies for hedge accounting. Consequently, there may be increased volatility in net income, other comprehensive income and equity on an ongoing basis as a result of accounting for derivatives in accordance with SFAS No. 133.

SBU Bank and Subsidiaries

Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------


1.   Summary of Significant Accounting Policies (Continued)

     Derivative Financial Instruments and Hedging Activities (Continued)

     Special hedge accounting treatment is permitted only if specific criteria are met, including a requirement that the hedging relationship be highly effective both at inception and on an ongoing basis. Accounting for hedges varies based on the type of hedge - fair value or cash flow. Results of effective hedges are recognized in current earnings for fair value hedges and in other comprehensive income for cash flow hedges. Ineffective portions of hedges are recognized immediately in earnings and are not deferred.

     During 2000, the Bank entered into three interest rate cap agreements, which expire at various dates through 2002. The cap agreements were entered into as a hedge against the exposure to rising interest rates on the Bank's borrowings. The cap agreements require the counterparty to pay the Bank, at specified dates, the amount, if any, by which the underlying index rate rises above the agreed-upon cap of 7.00%, applied to a notional principal amount totaling $80.0 million. During 1997, the Bank entered into an interest rate floor agreement, which expired in October 2000. The floor agreement required the counterparty to pay the Bank, at specified dates, the amount, if any, by which the underlying index rate fell below the agreed-upon floor of 5.75%, applied to a notional principal amount of $50.0 million. Payments received under the cap and floor agreements, if any, are recorded as interest income or interest expense. Prior to the adoption of SFAS No. 133, the amounts paid for the cap and floor agreements were being amortized to expense on a straight-line basis over the lives of the respective agreements.

     Upon the adoption of SFAS No. 133 as of January 1, 2001, the Bank recorded the cap agreements at estimated fair value. The impact to the Bank's consolidated financial statements was not significant and therefore the impact has not been presented as the cumulative effect of a change in accounting principle in the consolidated statement of income for the year ended December 31, 2001. The estimated fair value of the cap agreements at December 31, 2001 is not significant. As permitted by SFAS No. 133, as of January 1, 2001, the Bank transferred securities classified as held-to-maturity with an amortized cost of approximately $166.5 million and a fair value of approximately $168.2 million to securities classified as available-for-sale.

     Comprehensive Income

     Comprehensive income consists of net income and the net change in unrealized gains and losses on securities available-for-sale, net of taxes. The Company reports comprehensive income in the statement of changes in equity.

     Segment Reporting

     The Bank's operations are solely in the financial services industry and include providing to its customers traditional banking and other financial services. The Bank operates primarily in the geographical regions of Oneida, Herkimer and Onondaga counties of New York. Management makes operating decisions and assesses performance based on an ongoing review of the Bank's consolidated financial results. Therefore, the Bank has a single operating segment for financial reporting purposes.

SBU Bank and Subsidiaries

Notes to Consolidated Financial Statements
------------------------------------------------------------------------------

1.   Summary of Significant Accounting Policies (Continued)

     Reclassifications

     Certain reclassifications have been made to the 2000 and 1999 consolidated financial statements to conform to the presentation adopted in 2001.

2.   Securities

     The amortized cost and estimated fair value of securities are summarized as follows (in thousands):


                                                          December 31, 200l
                                          ------------------------------------------------
                                                          Gross Unrealized
                                          Amortized    ----------------------    Esimated
                                            Cost         Gains        Losses    Fair Value
                                          ---------    ---------     --------   ----------
Held-to-maturity:
  Other securities                            1,383            1     $      -   $    1,384
                                          ---------    ---------     --------   ----------
      Total held-to-maturity              $   1,383    $       1     $      -   $    1,384
                                          =========    =========     ========   ==========

Available-for-sale:
  U.S. Treasury and obligations of
     U.S. government corporations
     and agencies                         $  59,388    $   1,909     $     56   $   61,241
  Corporate securities                          981           45            -        1,026
  Fannie Mae preferred stock                 10,003            -          207        9,796
  Other securities                            1,303            -           19        1,284
  Collateralized mortgage obligations        98,136        2,237           38      100,335
  Other mortgage-backed securities          120,200        2,601          181      122,620
                                          ---------    ---------     --------   ----------
     Total available-for-sale             $ 290,011    $   6,792     $    501   $  296,302
                                          =========    =========     ========   ==========

SBU Bank and Subsidiaries

Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------

2.   Securities (Continued)

                                                                     December 31, 2000
                                                   --------------------------------------------------
                                                                   Gross Unrealized
                                                   Amortized    ----------------------      Estimated
                                                      Cost        Gains        Losses      Fair Value
                                                   ---------    ---------     --------     ----------
Held-to-maturity:
   U.S. Treasury and obligations of
     U.S. government corporations
     and agencies                                  $  57,948    $     894     $     29     $   58,813
   Corporate securities                                  978           13            4            987
   Other securities                                    2,535                                    2,535
   Collateralized mortgage obligations                94,195        1,073          491         94,777
   Other mortgage-backed securities                   12,116          210                      12,326
                                                   ---------    ---------     --------     ----------
        Total held-to-maturity                     $ 167,772    $   2,190     $    524     $  169,438
                                                   =========    =========     ========     ==========

Available-for-sale:
   Fannie Mae preferred stock                      $  10,014    $      66     $      -     $   10,080
   Collateralized mortgage obligations                20,463           13          322         20,154
   Other mortgage-backed securities                  137,934        1,414          873        138,475
                                                   ---------    ---------     --------     ----------
        Total available-for-sale                     168,411    $   1,493     $  1,195     $  168,709
                                                   =========    =========     ========     ==========


Privately-issued collateralized mortgage obligations totaled $19.4 million and $9.9 million at December 31, 2001 and 2000, respectively. These bonds are AAA rated at each date. All other mortgage-backed securities and collateralized mortgage obligations at December 31, 2001 and 2000, were backed by either Fannie Mae, Freddie Mac or Ginnie Mae.

SBU Bank and Subsidiaries

Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------

     The amortized cost and estimated fair value of debt securities (in thousands) at December 31, 2001 (excluding other securities), by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                   Amortized    Estimated
                                                     Cost       Fair Value
                                                 ------------- --------------
Available-for-sale:
   Due in one year or less                         $   7,119     $   7,207
   Due after one year through five years              47,155        48,414
   Due after five years through ten years              6,095         6,646
                                                   ---------     ---------
                                                      60,369        62,267

   Mortgage-backed securities and collateralized
     mortgage obligations                            218,336       222,955
                                                   ---------     ---------
        Total                                      $ 278,705     $ 285,222
                                                   =========     =========

     During the year ended December 31, 2001, the Bank realized gross gains of $335,000 and gross losses of $69,000 related to the sales of securities available-for-sale. There were no sales of securities during 2000 or 1999.

     Securities at December 31, 2001 and 2000 include approximately $82.5 million and $130.5 million, respectively, of securities which are pledged under depository agreements, treasury, tax and loan accounts, and other collateral agreements, including repurchase agreements.

SBU Bank and Subsidiaries

Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------

3.   Loans Receivable

     The components of loans receivable at the dates indicated are as follows (in thousands):


                                                         December 31,
                                                  -------------------------
                                                      2001          2000
                                                  ------------   ----------

        One-to-four family real estate            $  384,594     $  358,026
        Commercial real estate                       127,750        143,297
        Commercial                                    32,477         46,673
        Consumer, including home equity loans         59,821         64,286
                                                  ----------     ----------
           Total loans                               604,642        612,282

        Less:
          Net deferred loan fees and costs               434            505
          Unearned discounts                               3              3
          Allowance for loan losses                    7,934          7,564
                                                  ----------     ----------
           Net loans                              $  596,271     $  604,210
                                                  ==========     ==========

     The Bank grants commercial, consumer and residential loans primarily throughout Oneida, Herkimer and Onondaga Counties in New York State. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the employment and economic conditions within these counties.

     At December 31, 2001 and 2000, loans to Bank officers were not significant.

     At December 31, 2001 and 2000, impaired loans totaled approximately
     $4.9 million and $1.7 million, respectively. The corresponding valuation allowance on these impaired loans totaled approximately $550,000 and $600,000 as of December 31, 2001 and 2000, respectively. For the years ended December 31, 2001, 2000 and 1999, the average record investment in impaired loans was approximately $1.7 million, $3.9 million and $2.5 million, respectively. No interest income was recognized on impaired loans while such loans were considered impaired during the years ended
     December 31, 2001, 2000 or 1999.

     The amount of loans on which the Bank has ceased accruing interest totaled approximately $8.8 million, $5.8 million and $9.1 million at December 31, 2001, 2000 and 1999, respectively. The amount of interest not recorded on nonaccrual loans was approximately $309,000, $443,000, and $630,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

SBU Bank and Subsidiaries

Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------

3.   Loans Receivable (Continued)

     Changes in the allowance for loan losses for the years indicated are as follows (in thousands):

                                           2001       2000        1999
                                         ---------  ---------   ---------
     Balance at beginning of year        $ 7,564    $ 9,328     $ 10,150
     Charge-offs                          (2,767)    (3,612)      (2,338)
     Recoveries                            1,465        751        1,516
     Provision for loan losses             1,672      1,097            -
                                         -------    -------     --------
         Balance at end of year          $ 7,934    $ 7,564     $  9,328
                                         =======    =======     ========

4.   Premises and Equipment

     Premises and equipment at cost less accumulated depreciation and amortization at the dates indicated are as follows (in thousands):


                                                                    December 31,
                                                             -------------------------
                                                                 2001          2000
                                                             -------------  ----------
     Land                                                    $   2,482      $   2,588
     Buildings                                                  11,664         17,150
     Leasehold improvements                                      2,038          2,037
     Furniture, fixtures and equipment                           9,600         10,292
     Computer software purchased                                 2,124          2,101
     Construction in progress                                       18            127
                                                             ---------      ---------
           Total cost                                           27,926         34,295
     Less:  Accumulated depreciation and amortization          (16,175)       (17,348)
                                                             ---------      ---------
                                                             $  11,751      $  16,947
                                                             =========      =========

     Depreciation and amortization expense was approximately $2.5 million, $2.6 million and $2.6 million, for the years ended December 31, 2001, 2000 and 1999, respectively.

5.   Land and Buildings Held for Sale

     During 2001, the Bank recorded an impairment charge of $1.5 million on two buildings it is seeking to sell. The charge reduced the recorded net book value of the properties to their estimated net fair value, which was $3.6 million at December 31, 2001. The net fair value of the properties was estimated by the Bank's in-house appraiser in consultation with a commercial real estate broker. One property is an office building that previously housed several operations functions of the Bank. During 2001, all but one of the departments was relocated to other existing facilities. As the Bank does not expect to need the space for future operations, it was decided to list the property for sale with a commercial real estate broker. Depreciation continues to be recorded on this property because a portion of the building continues to be used for the Bank's call center. The second property is a former branch location that was consolidated into a new branch office less than a mile away. The sale of this property is expected during the first half of 2002. Depreciation expense was discontinued on this property effective September 30, 2001.

SBU Bank and Subsidiaries

Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------

6.   Accrued Interest Receivable

     Accrued interest receivable at the dates indicated consists of the following (in thousands):


                                                        December 31,
                                                ---------------------------
                                                    2001           2000
                                                -------------   -----------
     Loans                                      $       2,744   $     3,460
     Securities                                         1,793         2,325
                                                -------------   -----------
        Total accrued interest receivable       $       4,537   $     5,785
                                                =============   ===========

7.   Deposits

     Deposits consisted of the following at the dates indicated (in thousands):

                                                       December 31,
                                                ---------------------------
                                                    2001           2000
                                                -------------   -----------
     Savings accounts                           $     102,524   $   107,392
     Money market accounts                            117,364       109,353
     Time accounts                                    291,707       329,906
     Demand deposits                                   93,374        94,315
                                                -------------   -----------
        Total deposits                          $     604,969   $   640,966
                                                =============   ===========

     The maturity of time accounts at December 31, 2001 follows (dollars in thousands):


                                          December 31, 2001
                                       ----------------------
        Maturity                          Amount     Percent
                                       -----------  ---------

     One year or less                  $   209,375       71.7%
     Over one year to three years           57,937       19.9%
     Over three years                       24,395        8.4%
                                       -----------  ---------
     Total time accounts               $   291,707      100.0%
                                       ===========  =========

     The aggregate amount of time accounts $100,000 or greater was approximately $48.4 million and $49.7 million at December 31, 2001 and 2000, respectively. Deposit amounts in excess of $100,000 are not federally insured.

SBU Bank and Subsidiaries

Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------

8.   Borrowings

     The following is a summary of borrowings at the dates indicated (in thousands):


                                                        December 31,
                                                ----------------------------
                                                     2001           2000
                                                -------------    -----------
     Repurchase agreements                      $      29,452    $   114,618
     Federal Home Loan Bank term advances             227,000        145,000
     Federal Home Loan Bank overnight advances              -          6,500
                                                -------------    -----------
        Total borrowings                        $     256,452    $   266,118
                                                =============    ===========

     The following table sets forth certain information with respect to repurchase agreements at and for the years indicated (dollars in thousands):

                                                December 31,
                                       -------------------------------
                                         2001        2000       1999
                                       --------    --------   --------
     Maximum month-end balance         $ 62,657    $118,392   $ 94,162
     Average balance during period       49,835     110,758     71,721
     Weighted average interest rate
        at end of period                   2.63%       6.60%      5.91%
     Weighted average interest rate
        during period                      5.74%       6.65%      5.07%

     Repurchase agreements outstanding at December 31, 2001 are at interest rates ranging from 1.92% to 7.25%, and were at interest rates ranging from 5.35% to 7.25% at December 31, 2000. At December 31, 2001 and 2000,
     securities pledged under repurchase agreements and other borrowings approximated $74.3 million and $128.2 million, respectively.

     As of the dates indicated, principal balances of FHLB term advances mature as follows (dollars in thousands):


                                             December 31, 200l        December 31, 2000
                                          -----------------------  -----------------------
                                          Weighted                 Weighted
                                          Average                   Average
                                            Rate         Amount      Rate         Amount
                                          --------     ----------  --------     ----------
           Maturing
           2001                                                       6.31%     $   65,000
           2002                              4.73%     $   88,500     5.56%         20,000
           2003                              5.32%         98,500     6.32%         40,000
           2004                              4.76%         10,000                        -
           2005                              5.97%         30,000     6.31%         20,000
                                                       ----------               ----------
                Total FHLB term advances     5.15%     $  227,000     6.21%     $  145,000
                                                       ==========               ==========

     Two of the Bank's fixed-rate term FHLB advances totaling $30.0 million at both December 31, 2001 and 2000, are callable. If called, the Bank has the option to reprice the advance at the then-current FHLB rates, or repay the advance. The first advance for $10 million has a rate of 6.15% and matures in October 2003 (callable quarterly beginning October 2001). The second advance for $20.0 million has a rate of 6.31% and matures in August 2005 (callable quarterly beginning August 2001).

SBU Bank and Subsidiaries

Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------

8.   Borrowings (Continued)

     The Bank had available $295.8 million and $293.5 million in borrowing capacity with the FHLB (subject to limitations) at December 31, 2001 and 2000, respectively, of which approximately $227.0 million and $151.5 million, respectively, was outstanding. FHLB advances are collateralized by certain mortgage loans, mortgage-backed securities, and other securities under a blanket pledge agreement with the FHLB.

9.   Employee Benefits

     The Bank has a noncontributory pension plan covering substantially all employees. Under the Plan, retirement benefits are primarily a function of both the years of service and the level of compensation. The amounts contributed to the plan are determined annually on the basis of (a) the maximum amount that can be deducted for Federal income tax purposes, or (b) the amount certified by an actuary as necessary to avoid an accumulated funding deficiency as defined by the Employee Retirement Income Security Act of 1974. Plan assets consist primarily of fixed income and equity mutual funds. The Bank also provides postretirement medical and life insurance benefits to eligible retirees. The costs of these benefits are accrued over the employment period of the active employees. The postretirement benefit plan is unfunded.

     The following table represents a reconciliation of the change in the benefit obligation, plan assets and funded status of the plans at December 31 (in thousands):


                                             Pension Benefits      Postretirement Benefits
                                           --------------------    -----------------------
                                             2001        2000        2001           2000
                                           --------    --------    --------       --------
     Change in benefit obligation:
        Benefit obligation at

          beginning of year                $  9,183    $  9,708    $  3,779       $  3,702
        Service cost                            306         348          60             93
        Interest cost                           715         729         234            265
        Plan participants' contributions          -           -          46             30
        Amendments                                -           -         348            199
        Actuarial loss (gain)                   250        (302)       (803)          (245)
        Benefits paid                          (818)     (1,300)       (264)          (265)
                                           --------    --------    --------       --------
             Benefit obligation at

               end of year                 $  9,636    $  9,183    $  3,400       $  3,779
                                           ========    ========    ========       ========

     Change in plan assets:
        Fair value of plan assets
          at beginning of year             $ 13,574    $ 12,712    $      -       $      -
        Actual (loss) return on plan
          assets                             (1,886)      2,162           -              -
        Employer contributions                    -           -         264            265
        Benefits paid                          (818)     (1,300)       (264)          (265)
                                           --------    --------    --------       --------
             Fair value of plan assets
               at end of year              $ 10,870    $ 13,574    $      -       $      -
                                           ========    ========    ========       ========

     Components of accrued benefit cost:

        Funded (unfunded) status           $  1,234    $  4,391    $ (3,400)      $ (3,779)
        Unrecognized prior service
          cost (credit)                          61          68         306            (21)
        Unrecognized actuarial gain          (1,303)     (4,835)     (1,185)          (442)
                                           --------    --------    --------       --------
             Accrued benefit cost          $     (8)   $   (376)   $ (4,279)      $ (4,242)
                                           ========    ========    ========       ========

SBU Bank and Subsidiaries

Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------


9.   Employee Benefits (Continued)

     The composition of the net periodic benefit plan cost for the years ended December 31, 2001, 2000 and 1999 is as follows (in thousands):


                                                      Pension Benefits                Postretirement Benefits
                                            ----------------------------------   ---------------------------------
                                              2001        2000        1999         2001        2000        1999
                                            ---------   ---------   ---------    ---------   ---------   ---------
Service cost                                $     306   $     348   $     384    $      60   $      93   $     131
Interest cost                                     715         729         684          234         265         265
Amortization of unrecognized
  actuarial gain                                 (247)       (149)        (34)         (60)         (5)          -
Amortization of unrecognized
  prior service cost (credit)                       7           7           7           21          (8)        (25)
Expected return on plan assets                 (1,149)       (954)       (940)           -           -           -
                                            ---------   ---------   ---------    ---------   ---------   ---------
     Net periodic benefit plan
        (credit) cost                       $    (368)  $     (19)  $     101    $     255   $     345   $     371
                                            =========   =========   =========    =========   =========   =========

Unrecognized net actuarial gains or losses in excess of 10% of the greater of the projected benefit obligation or the fair value of the plan assets are amortized over the average remaining service period of active plan participants.

Weighted-average assumptions
  as of December 31:
     Discount rate                               7.25%        8.00%       7.75%       7.25%       7.50%       7.50%
     Expected return on plan assets              9.00%        9.00%       8.00%
     Rate of compensation increase               4.50%        5.50%       5.50%

     For measurement purposes, a 10.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2001. This rate was assumed to decrease gradually to 5.0% by 2011 and remain at that level thereafter.

     The Bank also maintains a defined contribution employee savings 401(k) plan. Contributions associated with the plan amounted to approximately $224,000, $247,000 and $244,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

     In June 2001, the Bank entered into an Executive Supplemental Retirement Income Agreement (the "SERP") with the Chief Executive Officer (the "CEO"). Under the terms of the SERP, upon the CEO's retirement on or after attainment of age 65, the CEO will be entitled to an annual supplemental retirement income benefit equal to 60% of his average annual base salary, payable in monthly installments over 15 years. The SERP also contains provisions regarding the benefits payable to the CEO or his beneficiary in the event of early retirement, disability, death or a change in control of the Bank. The Bank has also entered into an endorsement split dollar agreement for the benefit of the CEO, under which the Bank purchased life insurance to provide death benefits to the CEO's beneficiary until the CEO has a vested interest in death benefits under the SERP (i.e., until he attains age 60). The Bank will pay the annual premiums on the policy and will have an interest in the policy equal to the greater of the aggregate amount of the premiums paid or the policy's entire cash surrender value. The accrued benefit liability under the SERP was approximately $70,000 as of December 31, 2001. For the year ended December 31, 2001, the Bank recorded an expense of approximately $161,000 related to the SERP, including premiums paid on the life insurance policy. The cash surrender value of the life insurance policy as of December 31, 2001 was not significant.

SBU Bank and Subsidiaries

Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------


10.  Income Taxes

     The provision for income taxes consisted of the following for the years ended December 31 (in thousands):

                          2001       2000       1999
                      ---------  ---------  ---------

     Current:
        Federal       $   3,187  $   1,854  $   3,015
        State               515         68        400

     Deferred:
        Federal          (1,109)       396        144
        State              (264)       229         42
                      ---------  ---------  ---------
                      $   2,329  $   2,547  $   3,601
                      =========  =========  =========


     A reconciliation of the federal statutory rate to the effective income tax rate for years indicated is as follows:

                                                     2001      2000      1999
                                                   --------  --------  --------
  Federal statutory income tax rate                    34 %      34 %      34 %
  State tax, net of Federal benefit                     2 %       2 %       3 %
  Tax-exempt income on securities and loans            (3)%      (3)%      (1)%
  Income from bank-owned life insurance                (5)%      (5)%      (l)%
  Death benefit from bank-owned life insurance         (3)%       - %       - %
  Other                                                 1 %       4 %       2 %
                                                   --------  --------  --------
                                                       26 %      32 %      37 %
                                                   ========  ========  ========

SBU Bank and Subsidiaries

Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------


10.  Income Taxes (Continued)

     The components of deferred income taxes included in other assets in the consolidated statements of condition are as follows (in thousands):


                                                       December 31,
                                               ---------------------------
                                                   2001           2000
                                               -------------   -----------
     Deferred tax assets:
       Allowance for loan losses               $       2,752   $     2,607
       Accrued postretirement benefit                  1,749         1,662
       Depreciation                                      496           448
       Deferred compensation                             297             -
       Interest on non-accrual loans                     274           162
       Writedown of land and buildings
        held for sale                                    600             -
       Other                                             306           371
                                               -------------   -----------
          Total deferred tax assets                    6,474         5,250
                                               -------------   -----------

     Deferred tax liabilities:
       Bond discount accretion                           (46)         (195)
       Net unrealized gain on securities
         available-for-sale                           (2,516)         (119)
                                               -------------   -----------
          Total deferred tax liabilities              (2,562)         (314)
                                               -------------   -----------
     Net deferred tax assets                   $       3,912   $     4,936
                                               =============   ===========

     Deferred tax assets are recognized subject to management's judgment that realization is more likely than not. Based on the sufficiency of temporary taxable items, historical taxable income, as well as estimates of future taxable income, the Bank believes it is more likely than not that the gross deferred tax assets at December 31, 2001 and 2000 will be realized.

     As a thrift institution, the Bank is subject to special provisions in the Federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions historically have been determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves are maintained equal to the excess of allowable deductions over actual bad debt losses and other reserve reductions. These reserves consist of a defined base-year amount, plus additional amounts ("excess reserves") accumulated after the base year. Deferred tax liabilities are recognized with respect to such excess reserves, as well as any portion of the base-year amount which is expected to become taxable (or "recaptured") in the foreseeable future.

     In accordance with SFAS No. 109, deferred tax liabilities have not been recognized with respect to the Federal base-year reserve of $5.1 million at December 31, 2001, and the New York State base-year reserve of $20.8 million at December 31, 2001, since the Bank does not expect that these amounts will become taxable in the foreseeable future. The unrecognized deferred tax liability with respect to the Federal base-year reserve was $1.7 million at December 31, 2001. The unrecognized deferred tax liability with respect to the New York State base-year reserve was $1.0 million (net of Federal benefit) at December 31, 2001.

SBU Bank and Subsidiaries

Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------

11.    Commitments and Contingencies

       The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit and letters of credit, which involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statement of condition. The contract amount of those commitments and letters of credit reflects the extent of involvement the Bank has in those particular classes of financial instruments. The Bank's exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of the instruments. The Bank uses the same credit policies in making commitments and letters of credit as it does for on-balance sheet instruments.

       The following presents financial instruments whose contract amounts represent credit risk at the dates indicated (in thousands):

                                                   Contract Amount at
                                                       December 31,
                                             --------------------------------
                                                  2001               2000
                                             -------------      -------------

          Commitments to extend credit       $      62,516      $      37,055
          Letters of credit                          5,378              5,647

       As of December 31, 2001 and 2000, fixed rate loan commitments totaled $29.1 million and $9.5 million, with rates between 6.125% - 14.50% and 6.35% - 14.50%, respectively.

       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitment amounts are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

       Standby and other letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Since a portion of the letters of credit are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

       For both commitments to extend credit and letters of credit, the amount of collateral obtained, if any, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include residential and commercial real estate.

       The Bank is required to maintain a reserve balance, as established by the Federal Reserve Bank of New York. The required average total reserve for the 14-day maintenance periods ended December 31, 2001 and 2000 was $6.2 million and $5.9 million, respectively, which was satisfied by cash on hand.

       The Bank leases office space and certain branches under noncancelable operating lease agreements having initial terms which expire at various dates through 2010. Certain leases provide for renewal options of two five-year terms. Rent expense totaled approximately $443,000, $403,000 and $322,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

SBU Bank and Subsidiaries

Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------


11.    Commitments and Contingencies (Continued)

       Minimum rentals under the initial terms of these leases are summarized as follows:

       Year ending December 31 (in thousands):

            2002                                                $     251
            2003                                                      231
            2004                                                      233
            2005                                                      242
            2006                                                      135
            Thereafter                                                426
                                                                ---------
              Total minimum lease payments                      $   1,518
                                                                =========


12.    Disclosures about Fair Values of Financial Instruments

       SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial assets and liabilities from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

       The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

         Cash and Cash Equivalents

         The carrying values reported in the statement of condition for cash and cash equivalents are equal to the assets' fair value.

         Securities

         Fair values for securities are based on quoted market prices or dealer quotes. The fair value of accrued interest approximates carrying value.

         FHLB Stock

         Fair value of FHLB stock is equal to its book value since there is no readily available market value and the stock cannot be sold, but can be redeemed by the FHLB at cost.

         Loans

         Fair values for loans are estimated using discounted cash flow analysis, based on interest rates approximating those currently being offered for loans with similar terms and credit quality. The fair value of accrued interest approximates carrying value.

         Deposits

         The fair values disclosed for non-interest bearing accounts and accounts with no stated maturities are, by definition, equal to the amount payable on demand at the reporting date. The fair value of time deposits was estimated by discounting expected monthly maturities at interest rates approximating those currently being offered on time deposits of similar terms. The fair value of accrued interest approximates carrying value.

         Borrowings

         The carrying amounts of repurchase agreements and other short-term borrowings approximate their fair values. Fair values of long-term borrowings are estimated using a discounted cash flow approach, based on current market rates for similar borrowings. The fair value of accrued interest approximates carrying value.

SBU Bank and Subsidiaries

Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------


12.  Disclosures about Fair Values of Financial Instruments (Continued)

     Mortgagors' Escrow Funds

     The fair value for mortgagors' escrow funds approximates carrying value. The fair value of accrued interest approximates carrying value.

     Off-Balance Sheet and Derivative Instruments

     Off-balance sheet financial instruments consist of letters of credit and commitments to extend credit. Derivative instruments include interest rate cap and floor agreements. The fair value of these financial instruments is not significant.

     The net carrying amounts and fair values of financial instruments as of the dates indicated are as follows (in thousands):


                                                   December 31,
                                --------------------------------------------------
                                         2001                       2000
                                -----------------------  -------------------------
                                 Carrying      Fair        Carrying        Fair
                                  Amount       Value        Amount         Value
                                ----------   ----------  ------------  -----------
Financial assets:
   Cash and cash equivalents     $ 32,057    $ 32,057     $  16,945    $   16,945
   Securities                     297,685     297,686       336,481       338,147
   FHLB stock                      11,350      11,350         7,740         7,740
   Loans                          604,205     610,817       611,774       606,813
   Allowance for loan losses       (7,934)          -        (7,564)            -
                                 --------    --------     ---------    ----------
     Net loans                    596,271     610,817       604,210       606,813

   Accrued interest receivable      4,537       4,537         5,785         5,785

Financial liabilities:
   Deposits                      $609,969    $608,879     $ 640,966    $  641,244
   Borrowings                     256,452     265,983       266,118       268,720
   Mortgagors' escrow funds         5,741       5,741         5,781         5,781

13.  Regulatory Matters

     The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, December 31, 2001 and 2000, that the Bank met all capital adequacy requirements to which it was subject.

SBU Bank and Subsidiaries

Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------


13.  Regulatory Matters (continued)

     As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework of prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table (dollars in thousands). There are no conditions or events since that notification that management believes have changed the Bank's category.


                                                                                       To Be Well Capitalized
                                                                 For Capital           Under Prompt Corrective
                                              Actual          Adequacy Purposes           Action Provisions
                                      ---------------------- --------------------     -------------------------
                                        Amount      Ratio      Amount      Ratio          Amount        Ratio
                                      ---------   ---------- ---------   --------     -----------   -----------
As of December 31, 200l:
   Total Capital
     (to Risk-Weighted Assets)        $ 102,653      20.4%    $ 40,273       8%         $ 50,341          10%
   Tier I Capital
     (to Risk-Weighted Assets)           96,355      19.2%      20,136       4%           30,204           6%
   Tier I Capital
     (to Average Assets)                 96,355       9.9%      39,087       4%           48,858           5%

As of December 31,200O:
   Total Capital
     (to Risk-Weighted Assets)        $  96,488      17.9%    $ 43,227       8%         $ 54,034          10%
   Tier I Capital
     (to Risk-Weighted Assets)           89,703      16.6%      21,613       4%           32,420           6%
   Tier I Capital
     (to Average Assets)                 89,703       8.8%      40,670       4%           50,837           5%

     The following is a reconciliation of the Bank's equity under accounting principles generally accepted in the United States of America (GAAP) to regulatory capital as of the dates indicated (in thousands):


                                                                   December 31,
                                                            ---------------------------
                                                                2001           2000
                                                            ---------------------------

GAAP equity                                                   $100,148        $ 89,911
(Less):
   Unrealized holding gains on securities
      available-for-sale, net of tax                            (3,775)           (179)
   Disallowed mortgage servicing assets                            (18)            (29)
                                                              --------        --------
      Tier I capital                                            96,355          89,703

Plus:
   Allowable portion of the allowance for loan losses            6,298           6,755
   45% of net unrealized gains on marketable equity
      securities                                                     -              30
                                                              --------        --------
      Total capital                                           $102,653        $ 96,488
                                                              ========        ========

14.  Adoption of Plan of Conversion

     On October 2, 2001, the Board of Directors of the Bank adopted the Plan of Reorganization From a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan (the "Plan"). Pursuant to the Plan, the Bank will reorganize into the mutual holding company form of organization as a wholly-owned subsidiary of Partners Trust Financial Group, Inc., a mid-tier stock holding company (the "holding company") that will be a majority-owned subsidiary of Partners Trust, MHC (the "MHC"). Following receipt of all required regulatory approvals, the approval of the depositors of the Bank entitled to vote on the Plan, and the satisfaction of all other conditions precedent to the reorganization, the Bank will consummate the reorganization. Pursuant to the Plan, the reorganization will be effected in a manner that is consistent with applicable federal law and regulations. Contemporaneously with the reorganization, Partners Trust Financial Group, Inc. will sell a minority interest in shares of common stock in a public stock offering (the "offering"). The offering began on February 14, 2002, and is expected to terminate on March 18, 2002.

SBU Bank and Subsidiaries

Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------


14.  Adoption of Plan of Conversion (Continued)

     Subsequent to the reorganization and offering, the minority interest will represent 49% or less of Partners Trust Financial Group, Inc.'s outstanding shares, with the MHC owning at least 51%.

     The reorganization will be accounted for as a change in corporate form with no resulting change in the historical basis of the Bank's assets, liabilities and equity.

     In connection with the reorganization, the Bank proposes to create a charitable foundation to be funded by the holding company by contributing a number of authorized but unissued shares of common stock and cash to the charitable foundation, immediately following the reorganization. Such contributions, once made, will not be recoverable by the Bank or the holding company. The holding company will recognize expense equal to the cash contributed and the fair value of the stock in the quarter in which the contributions occur, which is expected to be the second quarter of 2002. Such expense will reduce earnings and could have a material impact on the Bank's earnings for such quarter and for 2002.

     Offering costs are being deferred and will be deducted from the proceeds of the shares sold in the offering. If the reorganization and conversion is not completed, all costs will be charged to expense. As of December 31, 2001, approximately $228,000 of costs had been deferred.